Exhibit 10.1

October 23, 2008

CONFIDENTIAL

Dear Tamara:

Favrille, Inc. (the “Company”) values the contributions that you have made to date, and we feel that you are a vital part of the team charged with executing the proposed merger of the Company.

The Company wishes to continue to retain your services and to incentivize you to continue as an employee for as long as the Company currently anticipates that it will need your services.  We recognize that such continued service is likely to result in you delaying and/or foregoing other employment opportunities.  Accordingly, if you remain employed with the Company through December 1, 2008, the Company will pay you a retention bonus in the form of an enhancement of your base salary by fifty percent (50%) from June 7, 2008 through December 1, 2008. (An extension from November 1, 2008, per the previous letter agreement dated September 26, 2008). The bonus will be paid to you on the Company’s standard payroll dates, beginning June 30, 2008. This retention bonus is in addition to any other form or amount of compensation that you are eligible to receive pursuant to any other arrangement with the Company.

This agreement does not change the nature of your employment or alter the other terms of your employment agreement with the Company as set forth in the Employment Agreement dated January 6, 2005, between you and the Company.  You will continue to be bound by the Company’s policies.  This agreement constitutes the full and complete expression of our arrangement with respect to the bonus described herein and supersedes any prior oral commitments or representations.  This agreement cannot be modified except by a written instrument approved and signed by both you and the Company’s Chief Executive Officer.

Sincerely,

/s/ John P. Longenecker

John P. Longenecker, Ph.D.
President and Chief Executive Officer

Accepted:

/s/ Tamara A. Seymour	Date:	October 24, 2008
Tamara A. Seymour